SMART-TEK AWARDED $850,000 CONTRACT

CORTE MADERA, Calif.--(PRIMEZONE)—November 28, 2005--Smart-tek Solutions, Inc. (OTCBB:STTK) announced today that its operating subsidiary Smart-tek Communications Inc. (“SCI”), has been awarded the security and structured cabling contract for the COOPERS LOOKOUT project.  The value of the contract is in excess of $850,000.00.

The COOPERS LOOKOUT project consists of 4 high-rise buildings ranging in height from sixteen stories to thirty 0ne stories.  The 571 unit project is one of Vancouver’s last remaining waterfront neighborhoods, located across the waters of False Creek from the 2010 Olympic Village.

Perry Law, President of SCI commented,   “We are extremely excited and pleased to have been awarded yet another contract of this size on yet another prestigious downtown project”.  He added, “We are well on track to having another tremendous year with the signing of this contract along with others so far this year; this coupled with the rapid development and deployment of our previously announced RFID monitoring and tracking system, in the fight against the possible spread of the bird flu in Asia, should help to secure record sales and profits for 2006”.

SCI is supplying and installing the low voltage system consisting of the telephone/data backbone to the buildings, CATV, integrated proximity access control, elevator access control, intercom and digital CCTV system to the Coopers Lookout project.

The project is owned and developed by Concord Pacific Group Inc., a major International Developer with a significant presence in North America.  The COOPERS LOOKOUT project is part of North America's largest master-planned community, Concord Pacific Place, situated along the waterfront shores of False Creek in downtown Vancouver, British Columbia.

Complete details of the COOPERS LOOKOUT project can be viewed at http://www.cooperslookout.com

Complete details of Concord Pacific Place can be viewed at http://www.concordpacific.com

SCI, in business since 1997, is a market leader in integrated security, voice and data communication systems and specializing in the design, sale, installation and service of CCTV, access control, intercom and communication systems. SCI provides seamless integration of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a leading security and low voltage systems provider in the Greater Vancouver area, currently supplying over 45% of new construction projects in the downtown core alone.

SCI clients include 911 emergency call centers, municipal and federal law enforcement agencies, municipalities, utilities, airports, property developers and general contractors both national and international.

More information about Smart-tek Solutions, Inc. can be found at http://www.smart-teksolutions.com

More information about SCI can be found at http://www.smart-tek.com.

About Smart-tek Solutions, Inc.

Smart-tek Solutions, Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc.  Smart-tek Communications, Inc. is the company’s initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and its most recent quarterly report on Form 10-QSB for the period ending September 30, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

     Smart-tek Solutions Inc.

     Neil Jacobs, 415-738-8887

     ir@smart-teksolutions.com